Filed Pursuant to Rule 433
Registration No. 333−136666
November 10, 2006

Accelerated
Market
Participation
Securities

BEAR, STEARNS & CO. INC.
STRUCTURED PRODUCTS GROUP
(212) 272-6928

STRUCTURED EQUITY PRODUCTS

New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Note Linked to the ISE-CCM Homeland Security Index

Due: May [__], 2008

INVESTMENT HIGHLIGHTS

•	18-month term to maturity.

•	The Notes are not principal protected.

•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).

•	Issue Price: 100.00% of the Principal Amount ($1,000).

•	Linked to the ISE-CCM Homeland Security Index.

•	Depending upon the value of the Index at maturity, the Note will pay 1.5 times the percent increase in the Index, if any, up to a maximum return of [20.00-22.00]%.

•	If the Index declines in value at maturity, the Note will lose value at a rate of 1% for every 1% decline in the Index from the Initial Index level.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

USActive 6012024.5	BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of Notes linked to the ISE-CCM Homeland Security Index (the “Index”). We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.

ISSUER’S RATING:	A1 / A+ (Moody’s / S&P)

CUSIP NUMBER:	[073928S20]

ISSUE PRICE:	100.00% of the Principal Amount.

PRINCIPAL AMOUNT:	$[_______]

DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.

SELLING PERIOD ENDS:	November [__], 2006

SETTLEMENT DATE:	November [__], 2006

CALCULATION DATE:	May [__], 2008

MATURITY DATE:	May [__], 2008 (for a term of approximately 18-months)

CASH SETTLEMENT VALUE:
On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. If, on the Calculation Date, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

, and

$[200.00-220.00]

If, on the Calculation Date, the Final Index Level is less than the Initial Index Level, you will receive less and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

INITIAL INDEX LEVEL:	The closing value of the Index on November [__], 2006.

FINAL INDEX LEVEL:	The closing value of the Index on the Calculation Date.

INDEX:
ISE-CCM Homeland Security Index (HSX), an index compiled by the International Securities Exchange and published on ISE’s website at www.iseoptions.com. The Index is comprised of the common stock of 30 companies engaged in contractual work with the Department of Homeland Security or law enforcement agencies, or engaged in providing products or services that meet the needs of domestic security and the prevention of terrorist attacks.

USActive 6012024.5	BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated November 10, 2006 the “Pricing Supplement”. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement on the SEC web site at www.sec.gov. You may access the Prospectus Supplement and Prospectus on the SEC web site as follows:

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE CASH SETTLEMENT VALUE TABLE

The following is an illustrative table demonstrating the hypothetical Cash Settlement Value of a Note based on the assumptions listed below. Actual returns may be different.

ASSUMPTIONS:

•	Investor purchases $1,000 principal amount of Notes at the initial offering price of $1,000.
•	Investor does not sell the Notes and holds the Notes to maturity.
•	The Initial Index Level is equal to 70.00.
•	The maximum return is 21.00%.
•	All returns are based on an 18-month term; pre-tax basis.
•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity
70.00	98.00	40.00%	$1,210.00	21.00%
70.00	94.50	35.00%	$1,210.00	21.00%
70.00	91.00	30.00%	$1,210.00	21.00%
70.00	87.50	25.00%	$1,210.00	21.00%
70.00	84.00	20.00%	$1,210.00	21.00%
70.00	80.50	15.00%	$1,210.00	21.00%
70.00	77.00	10.00%	$1,150.00	15.00%
70.00	73.50	5.00%	$1,075.00	7.50%
70.00	70.00	0.00%	$1,000.00	0.00%
70.00	66.50	-5.00%	$950.00	-5.00%
70.00	63.00	-10.00%	$900.00	-10.00%
70.00	59.50	-15.00%	$850.00	-15.00%
70.00	56.00	-20.00%	$800.00	-20.00%
70.00	52.50	-25.00%	$750.00	-25.00%
70.00	49.00	-30.00%	$700.00	-30.00%
70.00	45.50	-35.00%	$650.00	-35.00%
70.00	42.00	-40.00%	$600.00	-40.00%

USActive 6012024.5	BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

The graph below depicts the hypothetical Cash Settlement Values for the Note structure as the level of the Index changes.

USActive 6012024.5	BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of Notes for Investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Not Principal Protected - The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than the original public offering price of $1,000.

•
Maximum return of [20.00-22.00]% — You will not receive more than the maximum return of [20.00-22.00]% at maturity. Because the maximum return on the Notes is [20.00 - 22.00]%, the maximum Cash Settlement Value per $1,000 note is $[1,200 - 1,220]; therefore, if the Final Index Level is in excess of [113.3333-114.6667]% of the Initial Index Level, the Cash Settlement Value will not reflect such excess in the increase in the Index level.

•
Secondary Market - Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•
No current income — We will not pay any interest on the Notes. The yield on the Notes therefore may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No dividend or other payments — You will not receive any dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
The Notes are subject to equity market risks— Equity securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value. Performance of the stocks comprising the Index may be affected by a variety of factors, including the occurrence or non-occurrence of terrorist attacks or any change in spending by the Department of Homeland Security, other state or federal agencies or the private sector on domestic security and the prevention of terrorist attacks. The stocks comprising the Index are not equally weighted and may not move in tandem. Increases in one or more such stocks therefore may be offset by decreases in one or more other such stocks.

•
Taxes - The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Sponsor. The Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly.

All disclosures contained in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Sponsor. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

USActive 6012024.5	BEAR, STEARNS & CO. INC.